Today we filed our 3rd quarter 10-Q after utilizing the 5-day grace period to complete our tax analyses. In the document (specifically in Note 13 of Item 1, Part 1, as well as in the financial information discussed in Item 2 of Part
1) are the details of the tax matters we mentioned in our earnings release on March 24, 2005.

     We encourage you to read the 10-Q document for all of the details we disclosed. You might find the following highlights helpful:

     o In the press release on March 24, our preliminary third quarter diluted EPS was $0.31. As a result of final adjustments to tax amounts, third quarter diluted EPS now rounds to $0.32.

     o In the third quarter earnings release, we detailed several items impacting EPS comparability. At that point, those items rounded to a net impact of $0.03 of expense per diluted share. Due to slight changes in taxes as well as rounding, those items now net to $0.02 of expense per diluted share.

     o In the press release on March 24, we estimated that the restatement correcting the errors would increase income tax expense in the range of $150 million - $200 million in aggregate, principally in fiscal years 2003-2004. As reflected in the 10-Q filed today, the total amount of increased expense related to tax matters from 2002 through the first half of fiscal 2005 has now been determined to be approximately $105 million. The most sizeable historical errors were in the areas of capital loss carryforwards and foreign tax credits.

     o Additionally, largely due to errors in deferred tax amounts, there is a $46 million reduction of income tax expense for years prior to 2002. Most of this is reflected as an increase in retained earnings for fiscal 2000.

     o There have been minor net adjustments to selling, general, and administrative expenses, and thus pre-tax profits, in fiscal 2004 and fiscal 2005. These net adjustments reflect the correction of amounts related to the company's sale of its minority investment in Swift Foods.

     o Certain restated fiscal year end amounts for 2001-2004, as well as certain restated quarterly information for fiscal 2004 and fiscal 2005, can be found in the financial information in Item 2 of Part 1.

     o The company will file restated 10-Qs for the first and second quarters of fiscal 2005 as soon as possible - those 10-Qs will provide comparable prior-year information. The company will also file a restated fiscal 2004 10-K as soon as possible, which will contain quarterly EPS amounts for fiscal 2004 as well as fiscal 2003.


     Thank you for your interest in our company.